UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 20, 2015

Millennium Investment & Acquisition Co. Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

811-22156

(Commission File Number)

20-4531310

(IRS Employer Identification No.)

301 Winding Road

Old Bethpage, NY 11804

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (212) 750-0371

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

SMC Global Investment Update

As previously disclosed, MIAC negotiated a right to sell 1,131,345 shares of SMC Global back to the “promoter group” of SMC at a price of 125 Indian Rupees per share in the event SMC did not complete a public offering and a listing on a primary exchange in India by March 31, 2015. On April 1, 2015, MIAC exercised its right to sell 1,131,345 shares as described above and has been seeking to close such transaction since that time. On November 19, 2015 MIAC closed on this contemplated sale and received proceeds of $2,139,011 ($0.20 per MIAC share). After completion of the sale, MIAC still holds 13,604,690 shares of SMC.

In addition, MIAC has entered into a Right to Sell Agreement (the “Right to Sell”) with the “promoter group” of SMC pursuant to which MIAC will have a right to sell 100,000 shares of SMC back to the “promoter group” of SMC on the first day of each month commencing with April 1, 2016 and continuing until SMC completes a qualified public offering and listing on either a primary stock exchange in India or the Unites States. The purchase price will be the Fair Market Value of the stock at the time of the transaction. There can be no assurance the “promoter group” will comply with their obligations related to the Right to Sell Agreement. In addition, MIAC has entered into a Consulting Agreement with SMC and received an initial payment of approximately $85,000 related thereto and anticipates an additional payment of a similar amount in the first quarter of 2016.

As previously disclosed, on October 20, 2014, SMC publicly filed a Draft Red Herring Prospectus (“DRHP”) with the Indian securities regulatory authority (“SEBI”), in anticipation of conducting a Further Public Offering (“FPO”) of its shares and a listing of its shares on India’s principal stock exchanges, the Bombay Stock Exchange and the National Stock Exchange of India. On April 8, 2015, SMC was notified that it has cleared the SEBI regulatory process for the FPO and is now in the Red Herring Prospectus stage in anticipation of the FPO. The FPO contemplates the sale of approximately $20 million (as converted to U.S. Dollars) of new shares of SMC. MIAC has negotiated the right to participate in the FPO by selling up to approximately $3 million (as converted to U.S. Dollars) of its SMC shares as part of the FPO. MIAC believes that it has complied with all requirements to participate as a selling shareholder in the FPO. There can be no assurance as to when or if the FPO will occur. In addition, there can be no assurance as to what the ultimate price per share will be, if the FPO occurs.

SMC has notified MIAC that it is exploring an initial public offering (“IPO”) and listing in the United States as an alternative to its offering and listing in India. There can be no assurance as to when or if the IPO will occur. The current estimate provided by SMC to MIAC with respect to timing targets a completion of the IPO in or about the first quarter of 2016. In addition, there can be no assurance as to what the ultimate price per share will be, if the IPO occurs.

Net Asset Value

After completion of the transactions described herein, MIAC has cash and Other Current Assets totaling approximately $3.4 million. The current book value of its investment in Millennium HI Carbon, LLC is approximately $14.2 million. As part of the Right to Sell, the Promoter Group has indicated a current Fair Market Value of 82 INR per SMC share which translates to approximately $1.26 per SMC share which would value MIAC’s holdings in SMC at approximately $11.2 million. MIAC has established a value of its holding in SMC at approximately $7.9 million.

The following chart summarized MIAC’s current Net Asset Value:

		Per
		MIAC
	Total	Share
Assets:
Cash	3,303,793.01	0.30
Other Current Assets	78,434.24	0.01
MHC	14,152,980.90	1.29
SMC	7,910,724.38	0.72
Total	25,445,932.53	2.32

Liabilities:
Current Liabilities	(330,544.54)	(0.03)

Net Asset Value	25,115,387.99	2.29

MIAC Shares Outstanding	10,959,814

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 20, 2015

MILLENNIUM INVESTMENT & ACQUISITION COMPANY, INC.

By:	/s/ David H. Lesser
David H. Lesser
Chairman, CEO, Secretary & Treasurer